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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (Date of earliest event reported): December 24, 2003




                         PARALLEL PETROLEUM CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


            DELAWARE                       0-13305             75-1835108
  (State or other jurisdiction         (Commission File       (IRS Employer
of Incorporation or organization)          Number)          Identification No.)

1004 N. Big Spring, Suite 400, Midland, Texas                    79701
  (Address of Principal Executive Offices)                     (Zip Code)



                                  432-684-3727
              (Registrant's telephone number, including area code)








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Item 5.   Other Events.

         On December 23, 2003, Parallel Petroleum Corporation privately placed a total of 4,000,000 shares of common stock, $.01 par value per share, at a price of $3.25 per share. Gross cash proceeds from the placement were $13 million. The shares of common stock were sold to twenty accredited investors, including individuals, investment funds and other privately held entities. The shares of common stock were issued without registration under the Securities Act of 1933 in reliance on the exemptions provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act. Each purchaser acquired shares for investment and not with a view to distribution and certificates evidencing the shares bear restrictive legends. The net proceeds of the offering, approximately $12,120,000, will be used for acquisition and development activities and for general corporate purposes. Pending the use of proceeds, Parallel will use the net proceeds to repay outstanding bank indebtedness under its revolving credit facility. Parallel agreed to use its best efforts to file a registration statement covering the shares under the Securities Act of 1933 within forty-five days after closing the placement.

     Stonington Corporation acted as placement agent for Parallel and received a placement fee in the amount of 6% of the gross proceeds, and warrants to purchase 100,000 shares of common stock. The warrants are exercisable, in whole or in part, at an exercise price equal to $3.98, the fair market value of the common stock on the date of closing, and are exercisable at any time during the four-year period commencing one year after the closing of the placement. The warrants contain customary provisions providing for adjustment of the exercise price and the number and type of securities issuable upon exercise of the warrants if any one or more of certain specified events occur. The warrants grant to the holder certain registration rights for the securities issuable upon exercise of the warrants.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         PARALLEL PETROLEUM CORPORATION


                                         By: /s/ Larry C. Oldham
                                         ------------------------------
                                         Larry C. Oldham, President

Dated:   December 24, 2003





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